Exhibit 99.1

PELOTON REFUTES CONSUMER PRODUCT SAFETY COMMISSION CLAIMS
CPSC PUBLISHES MISLEADING, INACCURATE BULLETIN ON TREAD+ PRODUCT SAFETY

NEW YORK, April 17, 2021 /PRNewswire/ - Peloton (NASDAQ: PTON) cares deeply about the safety of its Members and one of its core values is putting Members first. The company is troubled by the Consumer Product Safety Commission’s (CPSC) unilateral press release about the Peloton Tread+ because it is inaccurate and misleading. There is no reason to stop using the Tread+, as long as all warnings and safety instructions are followed. Children under 16 should never use the Tread+, and Members should keep children, pets, and objects away from the Tread+ at all times.

Peloton was shocked and devastated to learn in March that a child died while using the Tread+. Within a day of learning this news, Peloton notified CPSC. While preparing its report to CPSC, Peloton learned through a doctor’s report to CPSC’s public database that a child had experienced a brain injury. Peloton spoke to the family who reported that and the child is expected to fully recover. Not wanting to delay in notifying Members, on March 18, 2021, Peloton’s co-founder and CEO John Foley sent an urgent reminder directly to Tread+ Members to follow the critical warnings and safety instructions that accompany the Tread+, which state that children, pets, and objects should be kept clear of the Tread+ at all times. Members were also reminded to remove the Safety Key and store it out of the reach of children when an adult is not using the Tread+. As hoped, this message received widespread attention, further reinforcing this vital safety message. Following this message, Peloton received additional reports of incidents that had previously occurred. Peloton promptly reported the additional incidents to CPSC and provided all subsequent details that CPSC requested, with the limited exception of certain personally identifiable information that a few Members explicitly requested Peloton not volunteer. In order to protect these Members’ privacy, Peloton honored those requests and did not provide that information to the CPSC until it was compelled by subpoena to do so.

The importance of following Peloton’s safety warnings and instructions is abundantly clear in the video that CPSC included in its unilateral press release. In particular, Peloton instructs Members to remove the Safety Key when the Tread+ is not in use, precisely to avoid the kind of incident that this video depicts. When the Safety Key is detached as instructed, the Tread+ cannot be turned on. The Tread+ includes safety warnings and instructions in several places, including in the user manual, in a safety card left on top of the Tread+ tray on delivery, and on the product itself.

Since receiving the March 18 message from Peloton, Members have also shared other ways to keep children safe during home workouts. They schedule workouts during nap time or at night when children are asleep. Or they have a spouse or partner watch the children in another room. Some tell the company they use a baby gate to keep children, pets, and objects away from their fitness equipment.

Peloton will continue to innovate when it comes to Member safety. Classes now include additional safety messages from our Instructors reminding Members to keep children, pets, and objects clear of the Tread+ during workouts and to remove the Safety Key and store it out of reach of children after completing the workout so that children cannot activate the device.

While Peloton knows that the Tread+ is safe for the home when used in accordance with warnings and safety instructions, the company is committed to taking whatever steps are necessary and appropriate to further inform Members of potential risks and remind them of measures they need to take to safeguard themselves and others in their households. Peloton will also continue to work to develop industry-leading safety features for connected home exercise equipment.

Peloton invited CPSC to make a joint announcement about the danger of not following the warnings and safety instructions provided with the Tread+, and Foley asked to meet directly with CPSC. CPSC has unfairly characterized Peloton’s efforts to collaborate and to correct inaccuracies in CPSC’s press release as an attempt to delay. This could not be farther from the truth. The company already urged Members to follow all warnings and safety instructions. Peloton is disappointed that, despite its offers of collaboration, and despite the fact that the Tread+ complies with all applicable safety standards, CPSC was unwilling to engage in any meaningful discussions with Peloton before issuing its inaccurate and misleading press release.

Peloton remains open to working with CPSC to further ensure that Members are safe and have the opportunity to live healthier and fuller lives through the use of Peloton products.

About Peloton
Peloton is the leading interactive fitness platform, with a loyal community of more than 4.4 million Members. The company pioneered connected, technology-enabled fitness, and the streaming of immersive, instructor-led boutique classes for its Members anytime, anywhere. Peloton makes fitness entertaining, approachable, effective, and convenient, while fostering social connections that encourage its Members to be the best versions of themselves. An innovator at the nexus of fitness, technology, and media, Peloton has reinvented the fitness industry by developing a first-of-its-kind subscription platform that seamlessly combines the best equipment, proprietary networked software, and world-class streaming digital fitness and wellness content, creating a product that its Members love. The brand's immersive content is accessible through the Peloton Bike, Bike+, Tread, Tread+ and Peloton App, which allows access to a full slate of fitness classes across disciplines, on any iOS or Android device, Apple TV, Fire TV, Roku TVs, and Chromecast and Android TV. Founded in 2012 and headquartered in New York City, Peloton has a growing number of retail showrooms across the U.S., UK, Canada and Germany. For more information, visit www.onepeloton.com.

Media contact:
Press@onepeloton.com